EXHIBIT 5

                      LYNCH CORPORATION
                8 Sound Shore Drive, Suite 290
                     Greenwich, CT 06830



January 15, 1997


Lynch Corporation
8 Sound Shore Drive, Suite 290
Greenwich, CT 06830

Dear Lynch Corporation:

     I am General Counsel of Lynch Corporation ("Lynch") and have made such investigation of law and fact as I have deemed appropriate for purposes of this opinion.

     Based upon such investigation I am of the opinion that the shares of Common Stock of Lynch to be sold pursuant to options granted under Lynch's 1994 Stock Option Plan and registered by Lynch with the Securities and Exchange Committee on Form S-8 will, upon payment and delivery pursuant to said options, be legally issued, fully paid and nonassessable.

     I hereby consent to this opinion being filed as an exhibit to the Registration Statement on Form S-8 dated January 15, 1997, being filed with respect to shares of Common Stock of Lynch which may be sold pursuant to the 1994 Stock Option Plan. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required and Section 7 of the Securities Act of 1933.

                                        Very truly yours,

                                        /s/ Robert A. Hurwich

                                        Robert A. Hurwich